EXHIBIT 10.52

FIRST AMENDMENT OF THE GUIDANT
EMPLOYEE SAVINGS AND STOCK OWNERSHIP PLAN

This First Amendment of The Guidant Employee Savings and Stock Ownership Plan (the “Plan”) is adopted by Guidant Corporation (the “Company”).

Background

A.	The Company adopted the Plan, originally effective January 1, 1995, and most recently restated it in its entirety effective January 1, 2003.
B.	The Company now wishes to amend the Plan.

Amendment

THEREFORE, the Plan is amended as of the dates set forth below:

1.	Effective February 9, 2004, Section 1.01(a)(26)(x) is added to read as follows:

(x) for Participants who began participation in the plan on February 9, 2004 and who, as of February 9, 2004, were employees of AFx, Inc., periods of employment that counted as service under the AFx 401(k) Plan.

2.	Effective October 1, 2004, Section 5.08 is amended to read as follows:

5.08	Transferred Participant Loans.

To the extent that outstanding Participant loans under a Prior Savings Plan or the Endovascular Technologies, Inc. 401(k) Savings Plan, the InControl 401(k) Plan, the Sulzer Medica USA Retirement Plan, the CardioThoracic Systems 401(K) Savings Plan or the AFx 401(k) Plan are transferred to or merged into this Plan, those loans shall be treated as investments of the Profit-Sharing Accounts of the Participant to whom they relate, subject to the terms and conditions of the plan under which they were made. Participant loan repayments shall be invested in accordance with the Participant’s investment election currently in effect for Salary Reduction Contributions.

3.	Effective October 1, 2004, Section 6.01(a) is amended to read as follows:

(a)
Salary Reduction Contributions. The Participant’s Salary Reduction Contributions to the Plan, including amounts attributable to salary reduction contributions under a Prior Savings Plan or the Endovascular Technologies, Inc. 401(k) Savings Plan, the InControl 401(k) Plan, the Sulzer Medica USA Retirement Plan, the CardioThoracic Systems 401(K) Savings Plan or the AFx 401(k) Plan transferred to or merged into this Plan, and the earnings thereon:

4.	Effective October 1, 2004, the first paragraph of Section 7.01 is amended to read as follows:

A Participant may withdraw a portion of monies accruing from his Salary Reduction Contributions and, if applicable, his salary redirection contributions under the Endovascular Technologies, Inc. 401(k) Savings Plan, the InControl 401(k) Plan, the Sulzer Medica USA Retirement Plan, the CardioThoracic Systems 401(K) Savings Plan or the AFx 401(k) Plan transferred to this Plan, in accordance with the following rules:

5.	Effective October 1, 2004, Section 9.01(a) is amended to read as follows:

(a)
Subject to such rules as the Employee Benefits Committee may from time to time prescribe, a Participant may make no more than one (1) withdrawal pursuant to either Article VII or Article VIII in any Plan Year. Notwithstanding the preceding sentence, a Participant may make unlimited withdrawals pursuant to Article VII and Section 8.02(g) from the portion of his Profit-Sharing Account that is attributable to salary redirection contributions transferred from the AFx 401(k) Plan to the Plan.

6.	Effective October 1, 2004, Section 10.01(a)(1)(A) is amended to read as follows:

A.
Amount of Payment. A Participant who resigned or is dismissed from employment and who has completed 5 years of Service as of such date shall be entitled to the entire value of his Participant’s Account. A Participant shall always be 100 percent vested in his Rollover Contributions Account. A Participant who has completed less than 5 years of Service shall be entitled to the value of his Salary Reduction Contributions and Employee Contributions to the Plan, plus the value of his salary reduction contributions and qualified matching contributions made under the Endovascular Technologies, Inc. 401(K) Savings Plan transferred to this Plan, plus the value of any amounts transferred from the CardioThoracic Systems 401(K) Savings Plan or the AFx 401(k) Plan to the Plan, plus his vested interest in the value of the Employer Contributions credited to his Participant’s Account. Such vested interest shall be determined by a percentage equal to 20 percent for each full year of Service.

7.	Effective October 1, 2004, a new Section 14.19 is added to the Plan to read as follows:

14.19
Transfer From AFx Plan. As soon as practicable on or after October 1, 2004, the Trust shall accept a transfer from the trust for the AFx 401(k) Plan (the “AFx Plan”) of amounts representing all of the assets of the AFx Plan. Amounts credited to the accounts of an individual under the AFx Plan shall be credited to a corresponding Participant Account for that individual under the Plan. To the extent required by applicable law, an amount transferred with respect to an individual, and the earnings accrued thereon following the transfer, will be separately accounted for under the Plan. Amounts transferred from the AFx Plan to this Plan as described in this Section are fully vested at all times.

8.	Effective October 1, 2004, Section 14.20 is added to read as follows:

14.20
Blackout Periods. If the Trust accepts a transfer of assets from the trust of another plan, the transfer may result in a period of time during which a Participant may not obtain a distribution or a loan of the transferred assets or direct the investment of the transferred assets (“blackout period”). During the blackout period, the transferred assets will be invested in the funds designated by the Employee Benefits Committee. The designated funds, as well as the date the blackout period is expected to end, shall be communicated to affected Participants in advance of the commencement of the period as required by ERISA. After the blackout period ends, the transferred assets will be invested in accordance with Article V.

This First Amendment of The Guidant Employee Savings and Stock Ownership Plan is signed by the duly authorized officer of Guidant Corporation on this 24th day of September , 2004.

THE GUIDANT EMPLOYEES SAVINGS
AND STOCK OWNERSHIP PLAN

/s/ Roger Marchetti
Signature

Roger Marchetti
Printed

VP, Human Resources
Title